Exhibit 21.1

Subsidiaries*

HotPlay Enterprise Limited (100% interest)

●	Hotplay Enterprise Limited owns 49% of Hotplay (Thailand) Co., Ltd.

Next Fintech Holding, Inc. (FKA: Longroot, Inc.), a Delaware corporation (100% interest)

●	Next Fintech Holding, Inc. owns 75% of Longroot Limited, a Cayman Islands company

●	Longroot Limited owns 49% of Longroot Holding (Thailand) Company Limited (“Longroot Holdings”) (Longroot Cayman also controls 90% of the voting shares of Longroot Holdings)

●	Longroot Holdings owns 99.9% of Longroot (Thailand) Co., Ltd.

Next Bank International, Inc., a Puerto Rico company (100% interest)

Reinhart Interactive TV AG, a company organized in Switzerland (51% interest)

●	Reinhart TV AG owns 100% of Zappware N.V., a company organized in Belgium

Extraordinary Vacations USA, Inc., a Delaware corporation (100% interest)

NextTrip Holdings, Inc., a Florida corporation (100% interest)

NextTrip Group, LLC, a Florida limited liability company (100% interest)

*	Pursuant to Item 601(b)(21)(ii) of Regulation S-K, the names of other subsidiaries of NextPlay Technologies, Inc. are omitted because, considered in the aggregate, they would not constitute a significant subsidiary as of the end of the year covered by this report. Inclusion in this list is not, however, a representation that the listed subsidiary is a “significant subsidiary.” The list above is as of June 15, 2022.